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                                EXHIBIT (23)-1-

                        CONSENT OF INDEPENDENT AUDITORS

To the partners of Unimar Company

We consent to incorporation by reference in the registration statement (Post-effective amendment No. 2 on Form S-3 to Form S-14 (No. 2-93037)) of Unimar Company of our report dated March 6, 1998, relating to the consolidated balance sheets of Unimar Company and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of earnings, cash flows and changes in partners' capital for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Unimar Company.


                                                   KPMG Peat Marwick LLP





Houston, Texas
March 20, 1998